As filed with the Securities and Exchange Commission on June 5, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CREDENCE SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	94-2878499
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1421 California Circle

Milpitas, CA 95035

(Address of principal executive offices) (Zip Code)

Inducement Stock Option Grant to Joy Leo (Grant Date of April 16, 2007)

and

Inducement Stock Option Grant to Pat Brady (Grant Date of April 16, 2007)

(Full title of the Plan(s))

Byron W. Milstead

Senior Vice President and General Counsel

Credence Systems Corporation

1421 California Circle

Milpitas, CA 95035

(Name and address of agent for service)

(408) 635-4300

(Telephone Number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Inducement Stock Option Grant to Joy Leo, Common Stock, $0.001 par value	250,000	$3.36	$840,000	$26
Inducement Stock Option Grant to Pat Brady, Common Stock, $0.001 par value	200,000	$3.36	$672,000	$21
Total:	450,000		$1,512,000	$47

(1)	The number of shares being registered represents the shares issuable pursuant to inducement stock option grants to each of Joy Leo and Pat Brady (each an “Inducement Option”, collectively the “Inducement Options”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Inducement Options, as amended and restated, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.
(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act on the basis of the average of the high and low price per share of the Registrant’s Common Stock on June 1, 2007 as reported by the Nasdaq Global Select Market.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Credence Systems Corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2006 filed with the Commission on January 12, 2007.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the period ended February 3, 2007 filed with the Commission on March 14, 2007.

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on November 13, 2006; December 7, 2006 solely for Item 5.2; December 8, 2006, December 15, 2006; December 21, 2006, February 2, 2007 and April 17, 2007.

(d)	The Registrant’s Amendment to Current Report on Form 8-K/A filed with the Commission on December 8, 2006.

(e)	The description of the Registrant’s Common Stock contained in the Registrant’s Statement on Form 8-A filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on September 10, 1993, as amended on October 21, 1993, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The provisions of the Registrant’s Amended and Restated Certificate of Incorporation limit the liability of the Registrant’s directors in certain instances. As permitted by the Delaware General Corporation Law, directors will not be liable to the Registrant for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. Such limitation does not affect the director’s liability for any breach of his duty to the Registrant or the Registrant’s stockholders (i) for any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit.

The Registrant’s Amended and Restated Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify the Registrant’s directors and may indemnify the Registrant’s officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. The Registrant has entered into separate indemnification agreements with the Registrant’s directors and officers, which may require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. To the extent the Registrant may be required to make substantial payments under the indemnification agreements that are not covered by insurance, the Registrant’s available cash and stockholder’s equity would be adversely affected.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit
5.1	Opinion and consent of Morrison & Foerster LLP.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Morrison & Foerster LLP is contained in Exhibit 5.1.
24	Power of Attorney (set forth on the signature page of this Registration Statement).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Milpitas, state of California, on this 30th day of May, 2007.

/s/ John C. Batty
John C. Batty Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Credence Systems Corporation, a Delaware corporation, do hereby constitute and appoint John C. Batty, Senior Vice President, Chief Financial Officer and Secretary, and Byron W. Milstead, Senior Vice President and General Counsel, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Lavi A. Lev Lavi A. Lev	President, Chief Executive Officer and Director (Principal Executive Officer)	May 30, 2007

/s/ John C. Batty John C. Batty	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	May 30, 2007

/s/ David House David House	Executive Chairman and Director	May 30, 2007

/s/ Richard M. Beyer Richard M. Beyer	Director	May 30, 2007

/s/ Henk J. Evenhuis Henk J. Evenhuis	Director	May 30, 2007

/s/ Lori Holland Lori Holland	Director	May 30, 2007

/s/ Jon D. Tompkins Jon D. Tompkins	Director	May 30, 2007

/s/ Bruce R. Wright Bruce R. Wright	Director	May 30, 2007

/s/ Ping Yang Ping Yang	Director	May 30, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit
5.1	Opinion and consent of Morrison & Foerster LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Morrison & Foerster LLP is contained in Exhibit 5.1.

24	Power of Attorney (set forth on the signature page of this Registration Statement).